Filed Pursuant to Rule 433

Registration No. 333- 258239

Issuer Free Writing Prospectus dated November 7, 2022

Relating to Preliminary Prospectus Supplement dated November 7, 2022

QUALCOMM INCORPORATED

$700,000,000 5.400% NOTES DUE 2033
$1,200,000,000 6.000% NOTES DUE 2053

PRICING TERM SHEET

November 7, 2022

	2033 NOTES	2053 NOTES

Issuer:	QUALCOMM Incorporated

Security Description:	5.400% Notes due 2033	6.000% Notes due 2053

Principal Amount:	$700,000,000	$1,200,000,000

Maturity Date:	May 20, 2033	May 20, 2053

Benchmark Treasury:	2.750% due August 15, 2032	2.875% due May 15, 2052

Benchmark Treasury Price and Yield:	88-13+; 4.207%	75-19; 4.351%

Spread to Benchmark Treasury:	+120 bps	+170 bps

Yield to Maturity:	5.407%	6.051%

Coupon:	5.400%	6.000%

Interest Payment Dates:	Semi-annually on May 20 and November 20, commencing on May 20, 2023	Semi-annually on May 20 and November 20, commencing on May 20, 2023

Initial Price to Public:	99.942%	99.291%

Gross Proceeds to the Issuer:	$699,594,000	$1,191,492,000

Optional Redemption Provisions:

Prior to February 20, 2033 (three months prior to the maturity date), callable at the greater of (a) the make-whole price of T+20 basis points and (b) 100% of the principal amount, plus accrued and unpaid interest to the redemption date Callable at par on or after February 20, 2033

Prior to November 20, 2052 (six months prior to the maturity date), callable at the greater of (a) the make-whole price of T+30 basis points and (b) 100% of the principal amount, plus accrued and unpaid interest to the redemption date Callable at par on or after November 20, 2052

Day Count Convention:	30/360	30/360

CUSIP / ISIN:	747525 BS1 / US747525BS17	747525 BT9 / US747525BT99

Ratings*:	A2 (Stable) / A (Stable) (Moody’s / S&P)

Trade Date:	November 7, 2022

Settlement Date:	November 9, 2022 (T+2)

Legal Format:	SEC Registered

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

Barclays Capital Inc.
BofA Securities, Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC

Co-Managers:	Credit Suisse Securities (USA) LLC Loop Capital Markets LLC SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc. Academy Securities, Inc. Great Pacific Securities Penserra Securities LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by us.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you a copy of the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, BofA Securities, Inc. toll-free at 1-800-294-1322, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or other notice was automatically generated as a result of this communication being sent via Bloomberg or another email system.

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